                                                                       EXHIBIT D

                                                               Chicago, Illinois
                                                               November 10, 1997

                             QUADRAMED CORPORATION
                                PROMISSORY NOTE

     The undersigned Quadramed Corporation, a Delaware corporation (the "Company"), hereby promises to pay to the order of William G. Brown (the "Payee"), on January 5, 1998, at the offices of the Company, located at 80 East Sir Francis Drake Boulevard, Suite 2A, Larkspur, California 94939, the aggregate principal sum of One Million Six Hundred Twenty Thousand Seventy-Five dollars ($1,620,075) with interest from the date hereof payable at maturity at the rate of 5% per annum in lawful money of the United States of America.

     The Company, at its option, may prepay, at any time or from time to time, all or any part of the principal sum then remaining due on this Note without penalty.

     Any interest not paid within five days after notice of nonpayment given to the Company shall bear interest from the due date at a rate per annum equal to five percentage points greater than the interest rate provided above, compounded monthly until paid. Interest on any unpaid principal following maturity
(whether by acceleration or by its terms) shall likewise by payable from the date of maturity at a rate per annum equal to five percentage points greater than the interest rate provided above, compounded monthly until paid. In no event shall the aggregate interest rate payable under this Note exceed the maximum rate permitted by law. The interest rate otherwise payable hereunder shall be reduced to the extent necessary to comply with the preceding sentence.

     At the option of the holder hereof exercised by written notice to the Company this Note and all accrued interest thereon forthwith shall become due and payable when any one or more of the following events of default shall have occurred and be continuing:

     1. The Company shall fail to pay when due any principal or interest under this Note if such failure to pay shall continue uncured for a period of five days;

     2.   The maturity date of any other debt of the Company is accelerated;

     3. The Company shall (i) have an order for relief entered with respect to it under the Federal Bankruptcy Code, (ii) not pay, or admit in writing its inability to pay, its debts generally as they become due, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to, or acquiesce in the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its property,
(v) institute any proceeding seeking an order for relief under the Federal Bankruptcy Code or any similar state statute or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (vi) take any corporate action to authorize or effect any of the foregoing actions set forth in this paragraph 2 or (vii) fail to contest in good faith any appointment or proceeding described in paragraph 3; or

     4. Without the application, approval or consent of the Company, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Company or amy substantial part of its property, or a proceeding described in subparagraph (v) of paragraph 2 above shall be instituted against the Company and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 30 consecutive days.

     Any notice or other document to be delivered to a party hereto pursuant to this agreement shall be delivered in person or by Federal Express, Overnight Delivery, or United States General Post Office Express Mail Next Day Service, addressed if to the Company to Quadramed Corporation, 80 East Sir Francis Drake Boulevard,

Suite 2A, Larkspur, California 94939 and if to the Payee to William G. Brown, 1275 North Green Bay Road, Lake Forest, Illinois 60045. Any such notice or other document so delivered by Federal Express or the United States Mail shall be deemed delivered on the second business day following the day on which the same is deposited with Federal Express or at any appropriate United States Post Office so addressed.

     This Note is made under and pursuant to the laws of the State of Illinois and is to be construed pursuant to such laws.

                                            QUADRAMED CORPORATION

                                            By
                                              ---------------------------
                                              Keith Roberts,
                                              Vice President